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                                                                    EXHIBIT 99.8


DCV / Bexel Release For Release Monday, January 24, 2000 / 6AM Eastern

Matthews Studio Group Sells Duke City Video Assets
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BURBANK, Calif.--(BUSINESS WIRE)--Jan. 24, 2000... Matthews Studio Group
(Nasdaq:MATT), an international single-source provider of professional equipment
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to the entertainment industry announced today that it had sold the majority of assets of its Video Equipment Rental Division, Duke City Video to an indirect subsidiary of Vitec Holdings plc. for approximately $12 Million in cash. The agreement is subject to complete transfer of the assets and the satisfaction of the seller obligations.

This announcement comes on the heels of Matthews Group's recent letter of intent to divest its New York theatrical lighting company, Four Star Lighting, as part of the strategy to consolidate its core businesses and redirect the focus of the company to reduce "brick and mortar" orientation.

The assets will become a part of Vitec's Broadcast Services division and will be managed by Bexel Corporation, which is the leading video and audio rental company in the USA.

Carlos D. DeMattos, Chairman and CEO, Matthews Studio Group, said, "The Duke City assets and Bexel are a great combination with complementary strengths.
This sale is consistent with the company's repositioning plan, diversifying away from the capital intensive businesses and focusing on it's core business and internet play, while continuing to offer complete "one-stop-shop" services and equipment rental packages to the entertainment industry as a whole."

"The acquisition of Duke's extensive inventory of engineered systems combined with Bexel will provide our customers with the most extensive and complete video and audio rental services our industry has ever seen," commented Tom Dickinson, Vice President of Bexel.

Vitec Group, PLC, which acquires and develops niche engineering and services businesses in the broadcast, photographic, retail and corporate markets acquired the majority of the assets of Duke City Video from Matthews for approximately $12 Million in cash. The agreement is subject to complete transfer of the assets and the satisfaction of seller obligations.

Matthews Studio Group supplies traditional lighting, grip, transportation, generators, camera equipment, professional video and audio equipment, automated lighting and complete theatrical equipment and supplies to entertainment producers through its worldwide distribution network. ShowbizMart.com is designed as the entertainment industry's "one-stop-shop" online resource for production news, information, professional equipment and expendables as well as consumer-oriented merchandise.

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For More Information, Please Contact

Matthews Studio Equipment Group, Burbank
Carlos D. DeMattos/Anil Sharma, 818/525-5200